Exhibit 99.1

ClearSign Technologies Corporation Announces Passing of Chief Financial Officer Brian Fike

SEATTLE, July 30, 2021 -- ClearSign Technologies Corporation (Nasdaq: CLIR) ("ClearSign" or the "Company"), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today announces with great sadness that Brian Fike, ClearSign’s Chief Financial Officer, has passed away.

“We are deeply saddened by Brian’s passing. The entire ClearSign community mourns this loss and, on behalf of our Board of Directors and employees, we extend our sincerest condolences to his family,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “I want to recognize all the years of contribution that Brian gave to this Company. At times like this we realize what a huge gap people leave when they depart, and I will really miss him. I am sure we all will.”

ClearSign will continue to be actively led by its current management team and Board of Directors and succession planning is currently underway.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com